Exhibit 99.1

Ted Torbeck to Retire, Leigh Fox Named CEO at Cincinnati Bell Inc.

CINCINNATI - (GLOBE NEWSWIRE) - March 2, 2017 - Cincinnati Bell Inc. (NYSE: CBB) today announced that Leigh R. Fox has been named president and chief executive officer, effective May 31, 2017. He succeeds Ted Torbeck, who will retire on May 31, 2017.

Mr. Fox’s appointment has been approved by the board of directors consistent with the Company’s established succession plan.

Mr. Torbeck, age 60, has led Cincinnati Bell as chief executive officer since January 2013. After his retirement, Mr. Torbeck plans to remain a member of the Company’s board of directors and will devote his time and attention to ensuring a smooth transition of his duties to Mr. Fox.

“The board shares my confidence that Leigh is the right leader to execute the Company’s strategy going forward,” said Phil Cox, chairman of the Company’s board of directors. “Leigh has demonstrated exemplary leadership throughout his tenure at Cincinnati Bell. He has taken on roles of increasing responsibility over the years and has consistently shown the vision and leadership necessary to be a successful CEO.”

“I also wish to express my sincere gratitude to Mr. Torbeck for the outstanding job he has done as CEO for the past four years,” said Mr. Cox. “Ted was instrumental in developing and executing a strategy that has significantly improved the Company’s balance sheet and vastly expanded the Company’s fiber-based, high-speed data network. Ted has also been key to the board’s succession planning process to date and is committed to working closely with the board and Leigh to ensure a seamless transition.”

About Leigh Fox

Mr. Fox joined the Company in July 2001 and has held various positions of increasing responsibility at the Company including: President and Chief Operating Officer (September 2016-present); Chief Financial Officer (October 2013-September 2016); Chief Administrative Officer (July 2013-October 2013); Senior Vice President of Finance and Operations (December 2012-July 2013); and Vice President of Finance at Cincinnati Bell Technology Solutions Inc. (October 2008-December 2012).

Mr. Fox holds a bachelor's degree from Miami University and an MBA from the University of Cincinnati and is actively involved in the Cincinnati business community.

2017 Outlook

Cincinnati Bell reaffirms its financial guidance for 2017:

Category	2017 Guidance
Revenue	$1.2 billion
Adjusted EBITDA	$295 million*
*Plus or minus 2 percent

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed Internet and video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com.

Investor Contact:
Josh Duckworth
513-397-2292
joshua.duckworth@cinbell.com

Media Contact:
Jane Weiler
513-397-9941
jane.weiler@cinbell.com